Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form 20-F of our reports dated March 29, 2011 relating to the financial statements of XTL Biopharmaceuticals Ltd. for the fiscal year ending December 31, 2010, which appear in Form 6-K dated March 31, 2011.

We also consent to the incorporation by reference in registration statements of XTL Biopharmaceuticals Ltd. on Form F-3 (File No. 333-147024 and File No. 333-153055) and Form S-8 (File No. 333-148085, File No. 333-148754 and File No. 333-154795) of our reports dated March 29, 2011 relating to the financial statements of XTL Biopharmaceuticals Ltd. appearing in Form 6-K dated March 31, 2011.

/s/ Kesselman & Kesselman

Certified Public Accountant (Isr.)
A member of PricewaterhouseCoopers International Limited
Tel Aviv, Israel
May 30, 2011